For Immediate Release

Sunesis Pharmaceuticals Reports First Quarter 2007 Financial Results
Date of Annual Shareholders’ Meeting Set

South San Francisco, CA, May 4, 2007 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today reported financial results for the quarter ended March 31, 2007. Total revenues for the first quarter were $2.5 million, with a net loss of $9.4 million. As of March 31, 2007, cash, cash equivalents and marketable securities totaled $53.1 million, a $10.0 million reduction from December 31, 2006, and debt totaled $1.8 million.

Recent Highlights

♦	In January, Sunesis reported preliminary results from stage one of two Phase 2 clinical trials of SNS-595 in patients with small cell and non-small cell lung cancer.

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The small cell lung cancer trial achieved the pre-specified criterion for advancing to the second stage of the trial of at least two partial responses. Results from the full 40-patient Phase 2 small cell lung cancer trial are expected to be available by the end of 2007.

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In the non-small cell lung cancer trial, SNS-595 demonstrated activity, with 16 out of 25 patients achieving stable disease or better, including eight minor or mixed responses. However, these results did not meet the rigorous pre-specified criterion for advancing to stage 2 of this single agent trial.

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In January, Sunesis also announced the contribution of its LFA-1 inhibitor program to the formation of a new company, SARcode Corporation. As consideration for this contribution, Sunesis received a licensing fee and convertible debt.

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In late February, Sunesis filed an Investigational New Drug Application with the Food and Drug Administration for SNS-314, a potent and selective Aurora kinase inhibitor. Sunesis anticipates initiating a Phase 1 clinical trial of SNS-314 in patients with solid tumors by the end of the second quarter.

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In March, Sunesis presented non-clinical data on SNS-314 demonstrating robust activity in multiple tumor models at the International Symposium on Targeted Anticancer Therapies (TAT) and the Keystone Symposium on Molecular Targets for Cancer.

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Also in March, Sunesis initiated a Phase 1 clinical trial of SNS-032, a potent and selective inhibitor of cyclin-dependent kinases in patients with advanced B-cell malignancies. In addition to exploring the safety and tolerability of SNS-032 in this patient setting, the trial will explore the effect of CDK7 and 9 inhibition, and the resulting inhibition of survival proteins such as MCL-1, on B-cell malignancies.

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At the American Association for Cancer Research Annual Meeting in April, Sunesis presented non-clinical data of SNS-032’s activity in multiple myeloma cells. The company reported that after six hours’ exposure of SNS-032, multiple myeloma cells in this experiment undergo irreversible apoptosis and cell death.

♦	In April, Sunesis achieved a $1 million milestone in its BACE collaboration with Merck & Co., Inc. resulting from the advancement of a preclinical candidate.

Financial Highlights

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Revenue from research collaborations and licensing activities totaled $2.5 million and $3.1 million for the quarters ended March 31, 2007 and 2006, respectively. This decrease in collaboration revenue was primarily due to the completion of the research phase of the BACE collaboration with Merck & Co., Inc. in February 2006. Sunesis retains the opportunity to earn milestone payments and royalties from any products resulting from its collaborations.

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Research and development (R&D) expense was $9.3 million for the quarter ended March 31, 2007 compared to $9.7 million for the first quarter 2006. The first quarter 2006 included a $2 million non-cash milestone payment to Bristol Myers Squibb upon commencement of clinical trials with SNS-032. Net of this expense, R&D expenses increased by $1.6 million from the first quarter of 2006 to the first quarter of 2007 due to increased clinical trial funding of SNS-595 and SNS-032.

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General and administrative (G&A) expense for the first quarter of 2007 was $3.3 million, compared to $2.7 million for the first quarter 2006. The increase in G&A expense was primarily due to an increase in personnel expenses, non-cash stock-based compensation expense, an increase in office and facilities costs, and costs related to being a publicly traded company.

♦	Sunesis reported a net loss of $9.4 million for the first quarter of 2007, compared to a reported loss of $9.0 million for the first quarter of 2006.

♦	Cash flow from operations was ($9.5) million and ($8.5) million for the quarters ended March 31, 2007 and 2006, respectively.

♦	In the first quarter of 2007, Sunesis recorded non-cash stock compensation expense of $848,203.

Other Business

Sunesis announced that its Annual Shareholders’ Meeting will take place at the company’s offices located at 341 Oyster Point Boulevard, South San Francisco, CA 94080 on June 5, 2007 at 9:00 a.m. Pacific Time.

Conference Call Information

Sunesis’ management will host a conference call to review the results of the quarter on Friday, May 4, 2007 at 10:00 a.m. Eastern Time. Individual and institutional investors can access the call via (800) 289-0438 (U.S. and Canada) or (913) 981-5527 (international). To access the live audio broadcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis’ website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements.

CONTACTS:
Investors	Media
Eric Bjerkholt,	Karen L. Bergman or
SVP, Corp. Development & Finance	Michelle Corral
Sunesis Pharmaceuticals, Inc.	BCC Partners
650-266-3717	650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.
Statements of Operations

	Three months ended March 31,
	2007	2006
	(unaudited)
Revenue:
Collaboration revenue	$229,167	$1,370,705
Collaboration revenue from related party	2,037,099	1,688,859
License revenue	250,000	-
Grant and fellowship revenue	-	37,901
Total revenues	$2,516,266	$3,097,465

Operating expenses:
Research and development	9,307,478	9,716,095
General and administrative	3,296,147	2,681,571
Total operating expenses	12,603,625	12,397,666

Loss from operations	(10,087,359)	(9,300,201)

Interest income	769,626	546,153
Interest expense	(52,043)	(225,552)
Other income (expense), net	739	1,890
Net loss	(9,369,037)	(8,977,710)

Basic and diluted net loss per share	$(0.32)	$(0.39)

Shares used in computing basic and diluted net loss per share	29,457,247	22,968,484

Sunesis Pharmaceuticals, Inc.
Condensed Balance Sheets

	March 31,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Note 1)

Current assets:
Cash and cash equivalents	$11,005,836	$6,075,449
Marketable securities	42,117,157	57,029,199
Prepaids and other current assets	1,468,314	1,082,817
Total current assets	54,591,307	64,187,465

Property and equipment, net	4,824,551	4,728,929
Deposits and other assets	359,974	359,974
Total assets	$59,775,832	$69,276,368

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,731,885	$2,477,656
Accrued compensation	1,609,254	2,323,742
Other accrued liabilities	2,016,851	961,766
Current portion of deferred revenue	2,031,311	2,260,478
Current portion of equipment financing	862,088	885,273
Total current liabilities	8,251,389	8,908,915

Non current portion of deferred revenue	705,660	1,143,159
Non current portion of equipment financing	977,131	955,695
Deferred rent and other non-current liabilities	1,478,813	1,464,902

Commitments

Stockholders' equity:
Common stock	2,947	2,944
Additional paid-in capital	298,822,087	298,073,896
Deferred stock compensation	(834,123)	(1,006,604)
Accumulated other comprehensive loss	(13,872)	(21,376)
Accumulated deficit	(249,614,200)	(240,245,163)
Total stockholders' equity	48,362,839	56,803,697

Total liabilities and stockholders' equity	$59,775,832	$69,276,368

Note 1: The condensed balance sheet at December 31, 2006 has been derived from the audited financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2006.

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